James DeOlden, Esq.
                           Law Offices of James DeOlden
                           18300 Von Karman, Suite 710
                             Irvine, California 92612
                                   (949) 809-2118


January 14, 2002


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Pre-Settlement Funding Corporation - Form SB-2, amendment No.5

Dear Sir/Madame:

     I have acted as counsel to Pre-Settlement Funding Corporation, a Delaware corporation ("Company"), in connection with its Registration Statement on Form SB-2, amendment No. 5 and the shares of Common
Stock registered therein ("Shares").

     In my representation I have examined such documents, corporate records, and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     My opinion is limited by and subject to the following:

     (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) My opinion is based solely on and limited to the federal laws of the United States of America and the laws of Delaware. I express no opinion as to the laws of any other jurisdiction.

                                             Sincerely,


                                             /s/  James DeOlden
                                             James DeOlden, Esq.